April 14, 2003	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, 1.417.895.5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc., Reports Quarterly Earnings of $.79 Per Share

Springfield, Mo. -- Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported preliminary earnings for the quarter ended March 31, 2003, were $.79 per share ($5,458,000) compared to the $.78 per share ($5,402,000) the company earned during the same quarter in the prior year. Excluding significant non-recurring items (which are discussed below), operating earnings per share for the quarters ended March 31, 2003, and 2002 were $.79 and $.74, respectively, an increase of 7%.

For the three months ended March 31, 2003, annualized return on average equity was 20.16%; annualized return on average assets was 1.58%; and net interest margin was 3.74%.

Joseph W. Turner, Great Southern president and CEO, attributed the positive results of the quarter to continued growth in net interest income and growth in noninterest income. "Net interest income increased $662,000 this quarter compared to the same quarter last year. Our mix of various types of funding sources has enabled us to manage our interest costs, which has positively affected net interest income. In addition, we saw an increase in service charges and ATM fees this quarter versus last year," said Turner.

The bank's earnings during the quarter ended March 31, 2003, were impacted by certain significant non-operating items as follows:

  Noninterest income was positively impacted by a pre-tax gain of $114,000 on the sale of available-for-sale debt securities, primarily U.S. agency mortgage-backed securities.
  Noninterest expense was negatively impacted by non-recurring charges totaling $112,000 (pre-tax). These charges primarily related to demolition and site-preparation work at the company's new operations building, and charges related to the conversion of the company's ATM and debit cards.

By comparison, significant non-operating items previously reported as part of earnings for the quarter ended March 31, 2002, included a net positive impact to noninterest income totaling $595,000 on the sale of investment securities and a net negative impact to noninterest income totaling $200,000 due to additional valuation allowances on foreclosed assets.

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Stockholders' equity at March 31, 2003, was $108.8 million (7.7% of total assets), equivalent to a book value of $15.86 per share.

Non-performing assets at March 31, 2003, were $18.4 million, down $0.4 million from December 31, 2002. Non-performings as a percentage of total assets were 1.31%. Compared to December 31, 2002, non-performing loans decreased $8.5 million to $6.0 million while foreclosed assets increased $8.1 million to $12.4 million. Non-performing loans decreased primarily as a result of the transfer to foreclosed assets of one relationship with a remaining balance of $3.0 million and another relationship with a remaining balance of $6.7 million. The $3.0 million relationship involves a motel in Springfield, Missouri. This relationship, which originally totaled $3.6 million, was most recently described in the December 31, 2002, Annual Report on Form 10-K and was included in potential problem loans at that time. The balance has been reduced through a charge-off of approximately $600,000 at the time of foreclosure in the quarter ended March 31, 2003. The $6.7 million relationship involves condominium buildings and lots, single-family residences and lots, a golf course, and other developed and undeveloped land. This relationship, which previously totaled $7.3 million, was most recently described in the December 31, 2002, Annual Report on Form10-K and was included in non-performing loans at that time. The balance has been reduced through a charge-off of approximately $600,000 at the time of foreclosure in the quarter ended March 31, 2003. Partially offsetting these foreclosed assets additions, foreclosed assets decreased $1.4 million from the sale of a motel, condominium units and vacant land which were part of the $1.7 million relationship described in the December 31, 2002, Annual Report on Form 10-K.

The stock of Great Southern Bancorp, Inc., is quoted on the Nasdaq National Market System under the symbol "GSBC". The last sale of GSBC stock in the quarter ended March 31, 2003, was at $37.00.

Great Southern Bancorp has subsidiary corporations offering banking, investment, insurance and travel services. The principal subsidiary, Great Southern Bank, is headquartered in Springfield, Missouri, and operates 29 branches and over 130 ATMs throughout southwest and central Missouri.

When used in this press release the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans and deposits in the company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The company wishes to advise readers that the factors listed above could affect the company's financial performance and could cause the company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
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The following tables set forth certain selected consolidated financial information of the company at and for the periods indicated. Financial data for all periods is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included. The results of operations and other data for the three months ended March 31, 2003, and 2002 are not necessarily indicative of the results of operations which may be expected for any future period.

Selected Financial Condition Data:	March 31,	December 31,
	2003	2002
	(Dollars in thousands)

Total assets	$1,409,409	$1,402,638
Loans receivable, gross	1,033,391	1,018,935
Allowance for loan losses	20,416	21,288
Foreclosed assets, net	12,417	4,328
Available-for-sale securities, at fair value	217,142	236,269
Held-to-maturity securities, at amortized cost	47,148	52,587
Deposits	1,048,149	1,021,957
Total borrowings	243,497	268,494
Stockholders' equity	108,795	104,709
Non-performing assets	18,414	18,849

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2003	2002	2002
Selected Operating Data: (Dollars in thousands)

Interest income	$18,577	$19,780	$19,714
Interest expense	6,245	8,110	7,118
Net interest income	12,332	11,670	12,596
Provision for loan losses	1,200	1,350	1,500
Noninterest income	4,701	4,457	4,354
Noninterest expense	7,626	6,634	7,268
Provision for income taxes	2,749	2,741	2,826
Net income	$5,458	$5,402	$5,356

Per Common Share:
Net income (fully diluted)	$.79	$.78	$.77

Book value	$15.86	$12.75	$15.27

Earnings Performance Ratios:
Annualized return on average assets	1.58%	1.65%	1.55%
Annualized return on average stockholders' equity	20.16%	24.49%	20.71%
Net interest margin	3.74%	3.69%	3.81%
Average interest rate spread	3.53%	3.41%	3.55%
Adjusted efficiency ratio (excl. foreclosed assets)	44.09%	40.32%	42.73%
Non-interest expense to average total assets	2.20%	2.03%	2.10%
Asset Quality Ratios:
Allowance for loan losses to period-end loans	1.98%	2.28%	2.09%
Non-performing assets to period-end assets	1.31%	1.06%	1.34%
Non-performing loans to period-end loans	.58%	1.22%	1.43%
Annualized net charge-offs to average loans	.81%	.12%	.88%
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GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except number of shares)

	March 31,	December 31,
	2003	2002
	(Unaudited)
ASSETS
Cash	$ 62,601	$ 55,327
Interest-bearing deposits in other financial institutions	4,239	547
Cash and cash equivalents	66,840	55,874
Available-for-sale securities	217,142	236,269
Held-to-maturity securities	47,148	52,587
Mortgage loans held for sale	4,869	2,636
Loans receivable, net of allowance for loan losses of $20,416 - March 2003; $21,288 - December 2002	1,008,106	995,011
Interest receivable:
Loans	5,082	5,076
Investments	1,387	1,490
Prepaid expenses and other assets	15,113	16,452
Foreclosed assets held for sale, net	12,417	4,328
Premises and equipment, net	16,343	16,963
Federal Home Loan Bank stock	14,962	14,962
Refundable income taxes	--	990
Total Assets	$1,409,409	$1,402,638

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$1,048,149	$1,021,957
Federal Home Loan Bank advances	180,919	206,226
Short-term borrowings	43,661	43,304
Trust preferred securities	18,917	18,964
Accrued interest payable	2,091	2,485
Advances from borrowers for taxes and insurance	501	229
Accounts payable and accrued expenses	3,737	3,697
Income taxes payable	2,098	--
Deferred income taxes	541	1,067
Total Liabilities	1,300,614	1,297,929

Stockholders' Equity:
Capital stock
Serial preferred stock, $.01 par value; authorized 1,000,000 shares; none issued	--	--
Common stock, $.01 par value; authorized 20,000,000 shares; issued 12,325,002 shares	123	123
Additional paid-in capital	17,136	17,033
Retained earnings	150,360	145,931
Accumulated other comprehensive income:
Unrealized appreciation on available-for-sale securities, net of income taxes	2,219	2,568
	169,838	165,655
Less treasury common stock, at cost	(61,043)	(60,946)
Total Stockholders' Equity	108,795	104,709
Total Liabilities and Stockholders' Equity	$1,409,409	$1,402,638
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GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	THREE MONTHS ENDED
	March 31,
	2003	2002
	(Unaudited)
INTEREST INCOME
Loans	$15,321	$15,673
Investment securities and other	3,256	4,107
TOTAL INTEREST INCOME	18,577	19,780

INTEREST EXPENSE
Deposits	4,511	5,921
Federal Home Loan Bank advances	1,451	1,862
Short-term borrowings and trust preferred securities	283	327
TOTAL INTEREST EXPENSE	6,245	8,110

NET INTEREST INCOME	12,332	11,670
PROVISION FOR LOAN LOSSES	1,200	1,350
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	11,132	10,320

NONINTEREST INCOME
Commissions	1,383	1,488
Service charges and ATM fees	2,437	1,846
Net gains on loan sales	552	438
Net realized gains on sales of available-for-sale securities	114	595
Expense on foreclosed assets	(263)	(327)
Other income	478	417
TOTAL NONINTEREST INCOME	4,701	4,457

NONINTEREST EXPENSE
Salaries and employee benefits	4,279	3,857
Net occupancy expense	1,450	1,159
Postage	421	329
Insurance	163	124
Advertising	155	110
Office supplies and printing	209	205
Other operating expenses	949	850
TOTAL NONINTEREST EXPENSE	7,626	6,634

INCOME BEFORE INCOME TAXES	8,207	8,143
PROVISION FOR INCOME TAXES	2,749	2,741
NET INCOME	$ 5,458	$ 5,402
BASIC EARNINGS PER COMMON SHARE	$.80	$.79
DILUTED EARNINGS PER COMMON SHARE	$.79	$.78
DIVIDENDS DECLARED PER COMMON SHARE	$.15	$.27